Exhibit 17.1



February 25, 2002


Mr. Mark Thomas, Director                    Via Certified Mail and Regular Mail
Enter Tech Corporation                       -----------------------------------
4519 W. 6th Street
Greeley, CO 80634

Dear Mark:

Please let this letter serve as notification of the resignation of Mr. Sam Lindsey as Chief Executive Officer and Director and Mr. Gregory J. Kaiser as Director of Enter Tech Corporation.

The actions that precipitate these resignations are as follows. On June 15, 2001 a Comprehensive Licensing Agreement between Enter Tech Corporation (a public, fully reporting company) and Global Marketing Consultants (a sole proprietorship) was entered into between the parties.

The Comprehensive License Agreement licensed a Joint Venture Agreement dated March 21, 2001 between Enter Tech and Northern Communications Group, Inc. (a private corporation) and a fund raising vehicle named "QuickGold" to Global Marketing Consultants. The agreement called for specific reporting requirements on a quarterly basis by Global Marketing to Enter Tech for disclosure purposes and for standard accounting requirements.

Upon requesting the specified reporting requirements from Global marketing for the quarter ended December, 2001, Enter Tech was informed that no contract has been signed and Global Marketing Consultants abruptly terminated the Comprehensive License Agreement.

It had been our understanding that Global Marketing had raised funds for the Joint Venture projects. Upon review and understanding for circumstances according to Global Marketing Consultants, it has become clear that we are no longer able to provide valuable service to the Company as officer or directors. SEC Regulations require Enter Tech Corporation to file a Form 8-K in compliance with Section 6 of the Form 8-K. Books and records are available to an officer or director or other authorized agent of Enter Tech Corporation.

Sincerely,


/s/ Sam J. Lindsey                        /s/ Gregory J. Kaiser
------------------                        ---------------------
Sam Lindsey                               Gregory J. Kaiser


CC:   Gil McSwain                        Jeff Davine
      Lois Huston                        Mike Lindsay